EXHIBIT 9

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) hereby confirms the agreement by and among all of the undersigned in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the Schedule 13D (and any amendment thereto filed by them) to which this Agreement is attached as Exhibit 5 with respect to the beneficial ownership of the undersigned of Shares of GoAmerica, Inc. is being filed on behalf of each of the undersigned.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: January 22, 2008	CAYMUS INVESTMENT GROUP, LLC

By: _/s/ Edmond Routhier
Edmond Routhier, Managing Member

Dated: January 22, 2008	/s/ Edmond Routhier
EDMOND ROUTHIER

Dated: January 22, 2008	/s/ Matt Ockner
MATT OCKNER

Dated: January 22, 2008	/s/ John Clark
JOHN CLARK

Dated: January 22, 2008	/s/ Steve Eskenazi
STEVE ESKENAZI

Dated: January 22, 2008	/s/ William McDonagh
WILLIAM MCDONAGH

Dated: January 22, 2008	/s/ Greg Bronstein
GREG BRONSTEIN

Dated: January 22, 2008	/s/ Brendan McAninch
BRENDAN MCANINCH

Dated: January 22, 2008	/s/ Raj Venkatesan
RAJ VENKATESAN

Dated: January 22, 2008	/s/ John Zeisler
JOHN ZEISLER

Dated: January 22, 2008	/s/ Fritz Beesemyer
FRITZ BEESEMYER

Dated: January 22, 2008	/s/ Kurt Schusterman
KURT SCHUSTERMAN

Dated: January 22, 2008	_____________________________________
BILL COLEMAN